EXHIBIT 3.21

State of California
Secretary of State
     I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:
     That the attached transcript of 2 page(s) was prepared by and in this office from the record on file, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of
JUN 20 2007

DEBRA BOWEN
Secretary of State

Sec/State Form CE 108 (REV 1/2007)

ARTICLES OF INCORPORATION
OF
JUSTICE KNOWLEDGE SOLUTIONS, INC.
I.
     The name of this Corporation is JUSTICE KNOWLEDGE SOLUTIONS, INC.
II.
     The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III.
     The name and address in the State of California of this Corporation’s initial agent for service of process is:
Richard A. Lyons
1111 Broadway, 24th Floor
Oakland, CA 94607
IV.
     This Corporation is authorized to issue one class of shares of stock. The total number of shares which the corporation is authorized to issue is one hundred thousand (100,000). Each share shall have a par value of $0.001.
V.
     The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California Law. This Corporation is authorized to provide indemnification to its agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this Corporation and its shareholders. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
Date: May 11, 2005

RICHARD A. LYONS, Incorporator

CERTIFICATE OF AMENDMENT
OF ARTICLES OF INCORPORATION OF
JUSTICE KNOWLEDGE SOLUTIONS, INC.
     LISA KENNEY certifies as follows:
     1. She is duly elected and acting President and Secretary of JUSTICE KNOWLEDGE SOLUTIONS, INC., a California corporation.
     2. Articles I of the Articles of Incorporation of this corporation is amended to read as follows:
“I.

The name of this corporation is SYSCON JUSTICE SYSTEMS, INC.”
     3. The foregoing amendment of the Articles of Incorporation of this corporation has been duly approved by the Board of Directors.
     4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of stock of the corporation is 1,000 shares. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.
     I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.
     Date: October 4, 2005

LISA KENNY, President and Secretary